EXHIBIT (10)L

TARGET CORPORATION

SMG EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

GENERAL

Sec. 1.1  Name of Plan. The name of the Plan set forth herein is the Target Corporation SMG Executive Deferred Compensation Plan. It is referred to herein as the “Plan.”

Sec. 1.2  Purpose. The purpose of the Plan is to provide a means whereby Target Corporation (the “Company”) may afford financial security to a select group of Employees of the Company and its subsidiaries who have rendered and continue to render valuable services to the Company or its subsidiaries and who make an important contribution towards the Company’s continued growth and success, by providing for additional future compensation so that such Employees may be retained and their productive efforts encouraged.

Sec. 1.3  Effective Date. The Effective Date of the Plan is January 1, 1997.

Sec. 1.4  Company. “Company” means all of the following:

(a)           Target Corporation, a Minnesota corporation.

(b)           Any successor of Target Corporation (whether direct or indirect, by purchase of a majority of the outstanding voting stock of Target Corporation or all or substantially all of the assets of Target Corporation, or by merger, consolidation or otherwise).

(c)           Any person that becomes liable for the obligations hereunder of the entities specified in (a) and (b) above by operation of law.

Sec. 1.5  Participating Employers. The Company is a Participating Employer in the Plan. With the consent of the Company, by action of the Board or any duly authorized officer, any wholly-owned subsidiary of the Company may, by action of its board of directors or any duly authorized officer, also become a Participating Employer in the Plan effective as of the date specified by it in its adoption of the Plan; but the subsidiary shall cease to be a Participating Employer on the date it ceases to be a wholly-owned subsidiary of the Company. The other Participating Employers on the Effective Date are:

Dayton’s Commercial Interiors, Inc. (Minnesota)	Rivertown Trading Company (Minnesota) (April 15, 1998)

Dayton’s Travel Service, Inc.	The Daily Planet Company (April 15, 1998)

Mervyn’s (California)	High Bridge Company (April 15, 1998)

Dayton Hudson Brands, Inc. (February 1, 1999)	High Bridge Music Company (April 15, 1998)

DHC Milwaukee, Inc. (Wisconsin)	The Associated Merchandising Corporation — only U.S. based employees who pay U.S. income taxes (January 1, 1999)
DHC Wisconsin, Inc. (Wisconsin)

Marshall Field & Company (Delaware)	Mervyn’s Brands, Inc. (August 1, 1999)

Marshall Field Stores, Inc. (Delaware)	target.direct LLC (date company first hired employees)

Retailers National Bank	Hometown America (date company first hired employees)

Northern Fulfillment Services Company (date company first hired employees)

Target Customs Brokers, Inc. (date company first hired employees)

Sec. 1.6  Construction and Applicable Law. The Plan is intended to be an unfunded benefit plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated Employees, subject to the applicable requirements of ERISA. The Plan shall be administered and construed consistently with said intent. It shall also be construed and administered according to the laws of the State of Minnesota to the extent such laws are not preempted by laws of the United States of America. All controversies, disputes and claims arising hereunder shall be submitted to the United States District Court for the District of Minnesota.

Sec. 1.7  Rules of Construction. The Plan shall be construed in accordance with the following:

(a)           Headings at the beginning of articles and sections hereof are for convenience of reference, shall not be considered as part of the text of the Plan and shall not influence its construction.

(b)           Capitalized terms used in the Plan shall have their meaning as defined in the Plan unless the context clearly indicates to the contrary.

(c)           All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

(d)           Use of the words “hereof,” “herein,” “hereunder” or similar compounds of the word “here” shall mean and refer to the entire Plan unless the context clearly indicates to the contrary.

(e)           The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

Sec. 1.8  Supplements. Some Plan provisions that have application to a limited number of Participants or that otherwise do not apply equally to all Plan participants may be described in a Supplement to the Plan. In the event of a conflict between the terms of a Plan Supplement and the terms of the remainder of the Plan, the terms of the Plan Supplement will control.

ARTICLE II

DEFINITIONS

Sec. 2.1  Base Salary. “Base Salary” is the salary an Employee is expected to earn in a Benefit Deferral Period, assuming the Employee is employed for the full Benefit Deferral Period.

Sec. 2.2  Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Article VI.

Sec. 2.3  Benefit Deferral Period. “Benefit Deferral Period” means that period of one Plan Year or such other period as designated by the Committee, as determined pursuant to Article IV over which a Participant defers a portion of such Participant’s Based Salary and/or Bonus.

Sec. 2.4  Bonus. “Bonus” is the bonus under any bonus plan of a Participating Employer. Any part of a “Bonus” earned in a Benefit Deferral Period, but otherwise payable in the year following the Benefit Deferral Period, is governed by the deferral election made for the Benefit Deferral Period.

Sec. 2.5  Board. “Board” means the board of directors of the Company, and includes any committee thereof authorized to act for said board of directors.

Sec. 2.6  Continuing Participating Salary. “Continuing Participating Salary” shall be the amount of compensation during the previous Plan Year necessary to make a Participant a Highly Compensated Employee for the current Plan Year.

Sec. 2.7  Committee. “Committee” means the Plan Administrative Committee appointed in accordance with Section 7.1(d) hereof which is authorized by the Board of Directors of the Company to act on behalf of the Company in accordance with the terms of this Plan.

Sec. 2.8  Credited Service. “Credited Service” of a Participant means the number of years of service for vesting purposes a Participant would have under the applicable defined benefit pension plan of the Company and/or a Participating Employer.

Sec. 2.9  Crediting Rate. “Crediting Rate” means the earnings or losses for a day on Crediting Rate Alternative(s) available for the Plan.

Sec. 2.10  Crediting Rate Alternative. “Crediting Rate Alternative(s)” means Crediting Rate for any of the investment fund options available to Participants in the TGT 401(k) Plan.

Sec. 2.11  Cumulative Deferral Amount. “Cumulative Deferral Amount” means the total cumulative amount by which a Participant’s Base Salary and/or Bonus must be reduced over the period prescribed in Section 4.1. If for a Plan Year a Matching Allocation for a Participant pursuant to the TGT 401(k) cannot be made because the Before Tax Deposits or After Tax Deposits elected by the Employee are reduced to comply with the provisions of the TGT 401(k), “Cumulative Deferral Amount” also includes the amount of the Matching Allocation that cannot be made. “Cumulative Deferral Amount” also includes amounts transferred from the HCCAP.

Sec. 2.12  TGT 401(k) Plan. “TGT 401(k) Plan” or “TGT 401(k)” means the Target Corporation 401(k) Plan, formerly known as “SRSP” (Dayton Hudson Corporation Supplemental Retirement, Savings and Employee Stock Ownership Plan).

Sec. 2.13  EMG. An “EMG” is a member of the Executive Management Group of the Company or a Participating Employer, as that term is defined by the Vice President of Personnel.

Sec. 2.14  Deferral Account. “Deferral Account” means the accounts maintained on the books of account of the Company pursuant to Section 4.2.

Sec. 2.15  Employee. “Employee” means a Qualified Employee as that term is defined in the TGT 401(k) Plan.

Sec. 2.16  Enhancement. “Enhancement” means an additional .1667% per month added to each Crediting Rate Alternative.

Sec. 2.17  Enrollment Agreement. “Enrollment Agreement” means the agreement entered into by the Company and an Employee pursuant to which the Employee becomes a Participant in the Plan. In the sole discretion of the Company, authorization forms filed by any Participant by which the Participant makes the elections provided for by this Plan may be treated as a completed and fully executed Enrollment Agreement for all purposes under the Plan.

Sec. 2.18  ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

Sec. 2.19  HCCAP. “HCCAP” is the Company’s Highly Compensated Capital Accumulation Plan.

Sec. 2.20  Highly Compensated Employee. “Highly Compensated Employee” means a “Highly Compensated Employee” as that term is defined in the TGT 401(k).

Sec. 2.21  Named Fiduciary. The Company and the Vice President of Personnel are “Named Fiduciaries” for purposes of ERISA with authority to control and manage the operation and administration of the Plan. Other persons are also Named Fiduciaries under ERISA if so provided thereunder or if so identified by the Company, by action of the Board or the Chief Executive Officer. Such other person or persons shall have such authority to control or manage the operation and administration of the Plan as may be provided by ERISA or as may be allocated by the Company, by action of the Board, the Chief Executive Officer, or the Vice President of Personnel.

Sec. 2.22  Participant. “Participant” means an eligible Employee who has filed a completed and executed Enrollment Agreement or authorization form with the Company and is participating in the Plan in accordance with the provisions of Article IV. “Participant” also means an Employee of the Company who has a Cumulative Deferral Amount based on Matching Allocation that could not be made to the TGT 401(k) Plan.

Sec. 2.23  Person. “Person” means an individual, partnership, corporation, estate, trust or other entity.

Sec. 2.24  Plan Year. “Plan Year” means the period commencing with the Effective Date and ending December 31, 1997 and each subsequent calendar year.

Sec. 2.25  Rate of Return Alternative Change Form. “Rate of Return Alternative Change Form” means the form of authorization approved by the Company by which the Participant notifies the Plan of its choices for Crediting Rate Alternatives for his account under the Plans.

Sec. 2.26  Signature. “Signature” or “sign” as used herein shall mean either the Participant’s written signature or the Participant’s electronic signature evidenced by the use of an electronic personal identification number.

Sec. 2.27  SMG. A “SMG” is a member of the Senior Management Group of the Company or a Participating Employer, as that term is defined by the Vice President of Personnel.

Sec. 2.28  Termination of Employment. The “Termination of Employment” of an Employee from its Participating Employer for purposes of the Plan shall be deemed to have occurred one month after the occurrence of the following:  his or her resignation, discharge, retirement, death, failure to return to active work at the end of an authorized leave of absence, or the authorized extension or extensions thereof, failure to return to work when duly called following a temporary layoff, or upon the happening of any other event or circumstance which, under the policy of his Participating Employer as in effect from time to time, results in the termination of the Employer/Employee relationship; provided, however, that “termination of employment” shall not be deemed to have occurred upon transfer between any combination of participating employers, affiliates and predecessor employers.

Sec. 2.29  Vice President of Personnel. “Vice President of Personnel” means the most senior officer of the Company who is assigned responsibility for compensation and benefits matters or such other officer as may be designated from time to time by the Board of Directors.

Sec. 2.30  Year of Vesting. A “Year of Vesting” is a full year of participation under HCCAP or a full year of participation in a deferred compensation plan of the Company.

ARTICLE III

ELIGIBILITY

Sec. 3.1  Eligibility. An Employee shall be a Participant while, and only while, he or she is a regular Employee of a Participating Employer, subject to the following:

(a)           An Employee will become a Participant on the first day of the first Plan Year in which he or she is a Highly Compensated Employee.

(b)           An Employee must be a SMG or EMG on the first day of the Plan Year, or he or she cannot become a Participant.

(c)           If an Employee’s Base Salary is below the Continuing Participating Salary, he or she will continue to be a Participant, but no further deferrals will be allowed and no TGT 401(k) match will be added to the Cumulative Deferral Amount.

(d)           The Employee must complete an enrollment and sign an insurance consent form in the form that the Company determines in order to defer Base Salary and/or Bonus. The insurance consent form will allow the Company to purchase life insurance on the Employee with the Company as beneficiary.

Sec. 3.2  Eligibility Upon Hire. Notwithstanding anything contained in this Article 3, to the contrary, if an Employee is initially hired by a Participating Employer as a SMG or EMG that Employee shall be eligible to be a Participant on his/her date of employment provided that the Employee has met the requirements of Section 3.1(d). If the Employee does not meet the requirements of Section 3.1(d) on the date of hire, the Employee must meet the requirements of Section 3.1 to be eligible to participate in the Plan.

Sec. 3.3  No Guarantee of Employment. Participation in the Plan does not constitute a guarantee or contract of employment with any Participating Employer. Such participation shall in no way interfere with any rights a Participating Employer would have in the absence of such participation to determine the duration of the Employee’s employment.

ARTICLE IV

PARTICIPATION AND BENEFITS

Sec. 4.1  Election to Participate. Any Employee of a Participating Employer who is eligible to participate may enroll in the Plan by completing the Enrollment Agreement or authorization form with the Company in a form acceptable to the Company. Pursuant to said Enrollment Agreement or authorization form, the Employee shall irrevocably designate the percentage amount by which the Base Salary and/or the percentage amount by which the Bonus of such Participant would be reduced over the Benefit Deferral Period next following the execution of the Enrollment Agreement; provided, however, that:

(a)           Reduction in Earnings. Except as otherwise provided in this Section 4.1, the Base Salary and/or Bonus of the Participant for the Benefit Deferral Period shall be reduced by the amount specified in the Enrollment Agreement (including any authorization form) applicable to such Plan Year.

(b)           Maximum Reduction in Earnings. A Participant may not elect a Cumulative Deferral Amount that would cause the reduction in Base Salary in any Plan Year to exceed eighty percent (80%) of the Base Salary and eighty percent (80%) of the Bonus payable during such Plan Year or such greater amount or percent of base pay and/or incentive pay or greater total amount as the Company may permit in its sole discretion. In no event can Base Salary be reduced below one hundred and ten percent (110%) of the Continuing Participating Salary in the previous Plan Year. In the event that a Participant elects a Cumulative Deferral Amount that would violate the limitation described in this paragraph (b), the election shall be valid except that the Cumulative Deferral Amount so elected shall automatically be reduced to comply with such limitation, whichever is most appropriate in the sole discretion of the Company.

(c)           Mid-Year Elections to Participate. Notwithstanding any provision of the Plan to the contrary, an Employee who met the requirements of Sec. 3.1(a), (b) and (c) on the first day of the Plan Year, but who did not file an Enrollment Agreement prior to the Benefit Deferral Period commencing on that date, may file an Enrollment Agreement in advance of July 1 of that year during a period specified by the Committee and in accordance with such rules as the Committee may establish, which shall be effective as of July 1, and shall apply to the Participant’s Base Salary for the last six months of the Plan Year. Any Enrollment Agreement made under this subsection (c) shall not apply to any Bonus payable to the Participant with respect to the Benefit Deferral Period in which the Agreement is filed.

Sec. 4.2  Deferral Accounts. The Company shall establish and maintain separate Deferral Accounts for each Participant. The amount by which a Participant’s Base Salary or Bonus are reduced pursuant to Section 4.1 shall be credited by the Company to the Participant’s Deferral Accounts as soon as administratively possible after the end of each pay cycle in which such Base Salary or Bonus would otherwise have been paid. The Participant’s Deferral Account shall be credited with the annual TGT 401(k) lost Matching Allocation no later than the last day of January following the year of the lost Matching Allocation. Such Deferral Accounts shall be debited by the amount of any payments made by the Company to the Participant or the Participant’s Beneficiary

pursuant to this Plan. A separate Deferral Account shall be maintained for each type of deferral election made and for each Crediting Rate Alternative.

Sec. 4.3  HCCAP. All persons who become Participants in this Plan on January 1, 1997 will have the balance of their HCCAP Account transferred to this Plan effective January 1, 1997. All persons who become Participants in this Plan after January 1, 1997 will have the balance in their HCCAP account transferred on the January 1 they become Participants. Unless the Participant completes a new election, the balances of a participant’s HCCAP account shall be deposited in this Plan in the same Crediting Rate Alternatives and at the same percentages as in the Participant’s HCCAP account. The Deferral Accounts transferred from HCCAP will be paid in immediate lump sum payouts after Termination of Employment.

Sec. 4.4  Crediting Rate Alternatives. The Participant shall select the Crediting Rate Alternatives, using full percentages, that are to be applied to his or her Deferral Accounts. Participants may change their Crediting Rate Alternatives daily by completing a Rate of Return Alternative Change Form. If a Participant does not make an election, the Crediting Rate Alternative will remain the same as previously chosen by Participant. If Participant has not previously made an election in HCCAP or under this Plan, the Crediting Rate Alternative will be a default Crediting Rate Alternative selected by the Committee.

Sec. 4.5  Benefit Payment Elections. At the time a Participant executes an Enrollment Agreement, he or she must also elect the method of benefit payment and the time to start the benefit. The elections are to be made for each Plan Year.

(a)           Method of Benefit Payment. Benefits for each Plan Year can be paid in a lump sum, five annual installments or ten annual installments.

(b)           Commencement of Benefit. The benefit for each Plan Year may be started as soon as possible following Termination of Employment or one year following Termination of Employment.

(c)           Benefit Payment. If no form of benefit payment is elected, the method of benefit payment shall be lump sum.

(d)           One-Time Election to Change Payment Method. A Participant may file with the Committee a one-time election to change the method and time of payment of the Participant’s existing benefits under this Plan, subject to the following:

(1)           An election under this subsection will be effective as of the last day of the second Plan Year following the Plan Year in which the election is filed; provided that the Participant’s Termination of Employment has not occurred prior to that effective date.

(2)           An election under this subsection will apply to all of the Participant’s Deferral Accounts outstanding on the effective date of the election, as determined under paragraph (1) including any Account attributable to deferrals of Base Salary during the Plan Year preceding said effective date. However, the election will not apply to deferrals of any Bonus for the Plan Year preceding said effective date, or to deferrals of Base Salary or Bonuses for the Plan Year containing the effective date of the election or subsequent Plan Years.

(3)           Upon the effective date of an election under this subsection, the method of payment of the benefits described in paragraph (2) shall be changed to payment in ten annual installments. The Participant’s election under this subsection must specify whether said installments are to begin as soon as possible following Termination of Employment or one year following Termination of Employment.

(4)           Only one election under this subsection may be made by a Participant during the Participant’s lifetime.

Sec. 4.6  Crediting. Each Deferral Account will be credited on the balance in the Deferral Account as follows:

(a)           Employee.

(i)  Crediting Rate Alternative. Each Deferral Account of an Employee will be credited at the end of a day on the balance in the Deferral account at the beginning of that day using the Crediting Rate Alternative.

(ii)  Enhancement. The total balance in all Deferral Accounts on the first day of the month will be credited at the end of the month at a rate equal to the Enhancement. The amount will be credited among Participant’s Deferral Accounts at the time the Enhancement is credited in an amount equal to the proportion which each Deferral Account has to the Participant’s entire balance. No Enhancement will be credited after January 29, 2006 with respect to any Participant who is an executive committee member as of such date, or with respect to any fiscal year of the Company for a Participant who becomes an executive committee member after that date; provided  the Committee, in its sole discretion, can allow the Enhancement to be credited with respect to a Participant’s Account during the portion of the fiscal year of the Company prior to when the Participant initially becomes an executive committee member.

(b)           Terminated Employee. Each Deferral Account of an Employee who has had a Termination of Employment will be credited at the end of a day on the balance in the Deferral Account at the beginning of that day, using the Crediting Rate Alternative.

(c)           Vesting. Each Employee who has a Termination of Employment and does not have five Years of Vesting will have his or her Deferral Accounts revalued using only the Crediting Rate Alternative and not receiving the Enhancement. Provided, however, if an Employee’s Termination of Employment is because of death or permanent and total disability, or on or after age 65, the Employee will be treated as if he or she had five years of vesting.

Sec. 4.7  Time of Payment. If a Participant has a Termination of Employment after age 55 or due to an involuntary termination, the Participant’s Deferral Accounts will be paid pursuant to his or her elections. If a Participant has a Termination of Employment that does not qualify under the first sentence of this section, the Participant’s Deferral Accounts will be paid in a lump sum as soon as administratively possible following Termination of Employment.

Sec. 4.8  Statement of Accounts. The Company shall submit to each Participant, within one hundred twenty days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance standing to the credit of each Participant in his Deferral Accounts.

ARTICLE V

CERTAIN BENEFIT PAYMENTS

Sec. 5.1  Termination of Enrollment in Plan. With the written consent of the Company, a Participant may terminate his or her enrollment in the Plan by filing with the Company a written request to terminate enrollment. The Company will consent to the termination of a Participant’s enrollment in the Plan in the event of an unforeseeable financial emergency of the Participant. An unforeseeable financial emergency shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Upon termination of enrollment, no further reductions shall be made in the Participant’s Base Salary or Bonus pursuant to his or her Enrollment Agreement, and the Participant shall immediately cease to be eligible for any benefits under the Plan for the current year other than payments from his or her Deferral Accounts. In its sole discretion, the Committee may pay the Deferral Accounts on a date earlier than the Participant’s Termination of Employment with the Participating Employer, in which event the Committee shall calculate an amount which is appropriate in accordance with the unforeseeable financial emergency and that amount shall be paid as if the Participant had a Termination of Employment with the Participating Employer on the date of such payment.

Notwithstanding anything contained hereinto the contrary in the event Participant makes a hardship withdrawal under the TGT 401(k) Plan or any other qualified plan sponsored by the Company, then the Participant’s deferrals under this Plan shall be terminated until a period which is one year from the date on which the hardship withdrawal was taken.

Sec. 5.2  Survivor Benefits

(a)           Death While Employed. If a Participant dies while employed by a Participating Employer, the Company will pay the amount in his or her Deferral Accounts to the Participant’s Beneficiary as soon as possible after death in a lump sum.

(b)           Death After Termination of Employment. If a Participant dies after Termination of Employment, and has not received all of his or her payments, and the Participant’s Beneficiary is his or her spouse, payments shall be made to the spouse pursuant to the Participant’s payout elections. If the Participant’s spouse dies before receiving all payments, the remaining amount in the Deferral Accounts will be paid in a lump sum as soon as possible after the spouse’s death to the spouse’s estate. If a Participant dies after Termination of Employment, has not received all of his or her payments, and the Participant’s Beneficiary is a Person other than his or her spouse, then payment shall be made in a lump sum as soon as possible after the Participant’s death.

Sec. 5.3  Small Benefit. In the event that the Company determines in its sole discretion that the amount of any benefit is too small to make it administratively convenient to pay such benefit over time, the Company may pay the benefit in the form of a lump sum, notwithstanding any provision of this Article or Article IV to the contrary.

Sec. 5.4  Withholding. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder or any other payment owing by the Company to the Participant the taxes required to be withheld by the federal or any state or local government.

Sec. 5.5  Lump Sum Payout Option. Notwithstanding any other provisions of the Plan, at any time after Termination of Employment, but not later than ten years after Termination of Employment of the Participant, a Participant or a Beneficiary of a deceased Participant may elect to receive an immediate lump sum payment of 100% of the balance of his or her Deferral Accounts, if any, reduced by a penalty, which shall be forfeited to the Company, equal to eight percent of the amount of his or her Deferral Accounts he or she elected to receive, in lieu of payments in accordance with the form previously elected by the Participant, or provided elsewhere in this Plan. However, the penalty shall not apply if the Company determines, based on advice of counsel or a final determination by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the foregoing provision any Participant or Beneficiary has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits. The Company shall notify all Participants (and Beneficiaries of deceased Participants) of any such determination. Whenever any such determination is made, the Company shall refund all penalties which were imposed hereunder on account of making lump sum payments at any time during or after the first year to which such determination applies (i.e., the first year when gross income is recognized for federal income tax purposes). Interest shall be paid on any such refunds at Variable Interest Crediting Rate for each Plan Year, compounded annually. The Committee may also reduce or eliminate the penalty if it determines that this action will not cause any Participant or Beneficiary to recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits.

ARTICLE VI

BENEFICIARY DESIGNATION

Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Company.

The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary designation form shall revoke such designation unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse had previously been designated as Beneficiary.

If a Participant fails to designate a Beneficiary as provided above, or if his or her Beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Company shall direct the distribution of such benefits to the Participant’s spouse, if any, and if there is no spouse to the Participant’s estate.

ARTICLE VII

ADMINISTRATION OF PLAN

Sec. 7.1  Administration by Company. The Company is the “administrator” of the Plan for purposes of ERISA. Except as expressly otherwise provided herein, the Company shall control and manage the operation and administration of the Plan, make all decisions and determinations incident thereto and construe the provisions thereof. In carrying out its Plan responsibilities, the Company shall have discretionary authority to construe the terms of the Plan. Except in cases where the Plan expressly requires action on behalf of the Company to be taken by the Board, action on behalf of the Company may be taken by any of the following:

(a)           The Board.

(b)           The Chief Executive Officer of the Company.

(c)           The Vice President of Personnel of the Company.

(d)           Any person or persons, natural or otherwise, or committee, to whom responsibilities for the operation and administration of the Plan are allocated by the Company, by resolution of the Board or by written instrument executed by the Chief Executive Officer or the Vice President of Personnel of the Company and filed with its permanent records, but action of such person or persons or committee shall be within the scope of said allocation.

Sec. 7.2  Certain Fiduciary Provisions. For purposes of the Plan:

(a)           Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

(b)           A Named Fiduciary, or a fiduciary designated by a Named Fiduciary pursuant to the provisions of the Plan, may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

(c)           Any time the Plan has more than one Named Fiduciary, if pursuant to the Plan provisions fiduciary responsibilities are not already allocated among such Named Fiduciaries, the Company, by action of the Board or its chief executive officer, may provide for such allocation.

(d)           Unless expressly prohibited in the appointment of a Named Fiduciary which is not the Company acting as provided in Sec. 7.1, such Named Fiduciary by written instrument may designate a person or persons other than such Named Fiduciary to carry out any or all of the fiduciary responsibilities under the Plan of such Named Fiduciary.

(e)           A person who is a fiduciary with respect to the Plan, including a Named Fiduciary, shall be recognized and treated as a fiduciary only with respect to the particular fiduciary functions as to which such person has responsibility.

Sec. 7.3  Evidence. Evidence required of anyone under this Plan may be by certificate, affidavit, document or other instrument which the person acting in reliance thereon considers to be pertinent and reliable and to be signed, made or presented by the proper party.

Sec. 7.4  Records. Each Participating Employer, each fiduciary with respect to the Plan and each other person performing any functions in the operation or administration of the Plan shall keep such records as may be necessary or appropriate in the discharge of their respective functions hereunder, including records required by ERISA or any other applicable law. Records shall be retained as long as necessary for the proper administration of the Plan and at least for any period required by ERISA or other applicable law.

Sec. 7.5  General Fiduciary Standard. Each fiduciary shall discharge his duties with respect to the Plan solely in the interests of Participants and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

Sec. 7.6  Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.

Sec. 7.7  Agent for Legal Process. The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

Sec. 7.8  Indemnification. In addition to any other applicable provisions for indemnification, the Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer and Employee of the Participating Employers against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by or asserted against such person at any time by reason of such person’s services as a fiduciary in connection with the Plan, but only if such person did not act dishonestly, or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.

Sec. 7.9  Correction of Errors. It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Company or Trustee. The Company shall have power to cause such equitable adjustments to be made to correct for such errors as the Company , in its discretion, considers appropriate. Such adjustments shall be final and binding on all persons.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

Sec. 8.1 Amendment. The Board may at any time amend the Plan, in whole or in part, for any reason, including but not limited to tax, accounting or insurance changes, a result of which may be to terminate the Plan for future deferrals; provided, however, that no amendment shall be effective to decrease the benefits, nature or timing thereof payable under the Plan to any Participant with respect to deferrals made (and benefits thereafter accruing) prior to the date of such amendment. Notwithstanding the above, the Board authorizes the Committee to amend the

Plan to make changes to the Credit Rate Alternatives by either adding any new or deleting any existing Crediting Rate Alternatives, to impose limitations on selection of/or deferral into any Crediting Rate Alternative, or to make any other amendments to this Plan deemed necessary or desirable by the Committee for the operation and administration of this Plan provided such amendment does not have a material financial impact on TGT. Such changes will be considered an Amendment to this Plan and shall be effective without further action by the Board. Written notice of any amendment shall be given to each Participant then participating in the Plan.

Sec. 8.2 Automatic Termination of Plan. The Plan shall terminate only under the following circumstances. The Plan shall automatically terminate upon (a) a determination by the Company that a final decision of a court of competent jurisdiction or the U. S. Department of Labor holding that the Plan is not maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated Employees,” and therefore is subject to Parts 2, 3 and 4 of Title I of ERISA, would require that the Plan be funded and would result in immediate taxation to Participants of their vested Plan benefits, or (b) a determination by the Company that a final decision of a court of competent jurisdiction has declared that the Participants under the Plan are in constructive receipt under the Internal Revenue Code of their vested Plan benefits.

Sec. 8.3 Payments Upon Automatic Termination. Upon any Plan termination under Sec. 8.2, the Participants will be deemed to have terminated their enrollment under the Plan as of the date of such termination. The Company will pay all Participants the value of each Participant’s Deferral Accounts in a lump sum, determined as if each Participant had a Termination of Employment on the date of such termination of the Plan and elected to be paid as soon as possible following Termination of Employment.

Sec. 8.4 Payments Upon Change of Control. Notwithstanding any provision of this Plan to the contrary, if a “Change of Control” as defined in the Target Corporation Deferred Compensation Trust Agreement (as it may be amended from time to time) occurs and results in funding of the trust established under that Agreement, each Participant (or Beneficiary of a deceased Participant) will be paid the entire value of his or her Deferral Accounts in a lump sum, determined as if the Participant had a Termination of Employment on the date the Change of Control occurs, had at least five Years of Vesting on that date, and had elected to be paid his or her entire benefit in a lump sum as soon as possible following Termination of Employment.

However, this section shall not apply, and no amounts shall be payable to Participants or Beneficiaries under this section, in the event the assets of said trust are returned to the Participating Employers pursuant to the Trust Agreement because no Change of Control actually occurred.

ARTICLE IX

MISCELLANEOUS

Sec. 9.1  Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, claims or interests in any specific property or assets of the Company or a Participating Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company (“Policies”). Such Policies or other assets of Participating Employers shall not be held under any trust (except they may be placed in a Rabbi Trust) for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Participating Employers under this Plan. Any and all of a Participating Employer’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Participating Employer. Participating Employers obligations under the Plan shall be merely that of an unfunded and unsecured promise of a Participating Employer to pay money in the future.

Sec. 9.2  Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, commute or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, not be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Sec. 9.3  Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses so to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative reductions in base salary and or bonus theretofore made pursuant to this Plan. If a Participant commits suicide during the two (2) year period beginning on the later of (a) the date of adoption of this Plan or (b) the first day of the first Plan Year of such Participant’s participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his Beneficiary, other than payment to such Participant of the cumulative reductions in Base Salary and or Bonus theretofore made pursuant to this Plan, provided, that in the Company’s sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of such misstatement or nondisclosure.

Sec. 9.4  Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other  provision of this Plan.

Sec. 9.5  Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the President of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Sec. 9.6  Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Minnesota as applied to contracts executed and to be wholly performed in such state.

SUPPLEMENT A

Benefit Transfer Credits

Sec. A-1. Purpose and Application. The purpose of this Supplement A to the Target Corporation SMG Executive Deferred Compensation Plan is to modify and supplement the provisions of this Plan as they relate to certain participants whose Deferral Accounts are to be credited with amounts transferred from certain other non-qualified retirement plans sponsored by the Company.

Sec. A-2. Definitions. For purposes of this Supplement A, each of the following terms have the meaning given it in this Section:

(a)  “ESBP” means the Target Corporation Post Retirement Executive Survivor Benefit Plan.

(b)  “Other Plan” means any non-qualified deferred compensation plan, arrangement or agreement maintained by a Participating Employer.

(c)  “SPP I” means the Target Corporation Supplemental Pension Plan I.

(d)  “SPP II” means the Target Corporation Supplemental Pension Plan II.

(e)  “SPP III” means the Target Corporation Supplemental Pension Plan III.

Sec. A-3. Deferral Account. A Participant’s benefit transfer credit or adjustment required under this Supplement A will be made to his or her Deferral Account.

Sec. A-4. ESBP Benefit Transfer Credits.

(a)  A Participant is eligible to receive a One-Time ESBP Benefit Transfer Credit and annual adjustments thereto under this Sec. A-4 if he or she is a member of the Target Corporation Corporate Operating Committee on April 30, 2002, had a vested interest under the Company’s Qualified Plan, was eligible to become a participant with a survivor benefit under the ESBP (without regard to attaining retirement age), and executes a Consent and Release waiving all rights to a benefit under the ESBP.

(b)  An eligible Participant will receive a One-Time ESBP Benefit Transfer Credit as of April 30, 2002 in an amount equal to the actuarial lump sum present value of the Participant’s survivor benefit under the ESBP as of December 31, 2001, determined without regard to whether the Participant had an Early or Normal Retirement under a Qualified Plan within the meaning of the ESBP. The present value of such survivor benefit will be determined by the Company in its sole and absolute discretion based on interest rate and mortality factors and other assumptions deemed appropriate by the Company.

(c)  A Participant who has received a One-Time ESBP Benefit Transfer Credit under Paragraph (b) and who is employed by a Participating Employer during a calendar year after 2001 will receive an annual adjustment debited or credited to his or her Deferral Account on or about each April 30, for the preceding calendar year, beginning on or about April 30, 2003, as provided under this Paragraph (c). For each calendar year, the annual adjustment will be the difference between (i) an amount equal to a recalculated hypothetical one-time ESBP transfer credit determined as of the determination date in the manner provided under Paragraph (b), above, and (ii) the aggregate amount of the previous ESBP benefit transfer credits (and debits) to the Participant’s Deferral Account under this Sec. A-4 increased by earnings at a rate equal to the sum of the Stable Value Crediting Rate Alternative plus an annual two percent rate, from the crediting date through the determination date. If the amount of the adjustment is positive, a credit will be made to the Participant’s Deferral Account and if the amount of the adjustment is negative, a debit equal to such negative amount will be made to the Deferral Account. The credit or debit will be made as of the determination date. Notwithstanding the foregoing, a Participant’s final annual adjustment will be made as soon as administratively practicable following his or her Termination of Employment.

(d)  A Participant who has a Termination of Employment prior to attaining age 55 will forfeit that portion of his or her Deferral Account equal to the ESBP Benefit Transfer Credits under Sec. A-4(b) and (c) of this Supplement A and corresponding earnings credits equal to the amount that would have been credited at a rate equal to the sum of the Stable Value Crediting Rate plus an annual two percent rate.

(e)  Notwithstanding paragraphs (a)-(d) above, with respect to a Participant who has previously received a One-Time ESBP Benefit Transfer Credit and who has not provided advance written notice of his or her retirement/termination date, nor had a Termination of Employment prior to January 11, 2006:

(i)            Such Participant will receive a final annual adjustment as of January 28, 2006 in an amount equal to the actuarial lump sum present value of the sum of future estimated annual adjustments related to service after 2005 that would have been made until the Participant had attained age 65. The present value is determined by the Company in its sole and absolute discretion based on interest rate factors, mortality factors, and other assumptions deemed appropriate by the Company.

(ii)           Such Participant will be fully vested in their ESBP Transfer Credits as of January 11, 2006.

(iii)          Consistent with transition relief allowed under the proposed regulations of Code section 409A, such Participant will elect the form of distribution for the final annual adjustment credited as of January 28, 2006 from the methods identified in Section 4.5(a); provided that:

(A) the distribution commences one year following the Participant’s Termination of Employment,

(B) the election must be completed no later than February 24, 2006, and

(C) if no election is received by February 24, 2006, or the election is not valid because the transition relief allowed under the proposed regulations of Code section 409A regarding distribution elections in 2006 would not apply, the distribution will be made consistent with the ESBP distribution election made in 2004 related to adjustments in 2006.

In all cases, no ESBP Benefit Transfer Credits will be made after January 28, 2006.

(f)  With respect to a Participant who has previously received a One-Time ESBP Benefit Transfer Credit and who has provided advance written notice of his or her retirement/termination date, or had a Termination of Employment prior to January 11, 2006, the provisions of paragraphs (a) – (d) above remain in full force and effect.

Sec. A-5. Supplemental Pension Plan Benefit Transfer Credits.

(a)  A Participant shall receive a Supplemental Pension Plan (SPP) Benefit Transfer Credit if he or she is an Officer of Target Corporation at a level of Vice President or higher and is eligible to receive a supplemental pension benefit under SPP I, SPP II or SPP III.

(b)  An eligible Participant will receive a One-Time SPP Benefit Transfer Credit as follows:

(i)  For an eligible Participant who is a member of the Target Corporation Corporate Operating Committee on April 30, 2002, such Participant will receive a credit equal to the April 30, 2002 actuarial lump sum present value of the Participant’s pension benefit(s) under SPP I, SPP II and, SPP III accrued through December 31, 2001.

(ii)  For an eligible Participant on July 31, 2002 who is not included in clause (i), such Participant will receive a credit equal to the July 31, 2002 actuarial lump sum present value of the Participant’s pension benefit(s) under SPP I, SPP II and SPP III accrued through December 31, 2001.

(iii)  For an eligible Participant not included in clause (i) or (ii), such Participant will receive a credit, on or about the April 30 immediately following the calendar year in which the Participant becomes eligible under Paragraph (a), in an amount equal to the actuarial lump sum present value of the Participant’s pension benefit(s) under SPP I, SPP II and SPP III accrued through the preceding December 31.

The actuarial lump sum present value of such pension benefit(s) will be determined by the Company in its sole and absolute discretion using the factors and assumptions deemed appropriate by the Company.

(c)  A Participant who has received a One-Time SPP Benefit Transfer Credit under Paragraph (b) and who is employed by a Participating Employer during a calendar year after 2001 will receive an annual adjustment credited or debited to his or her Deferral Account on or about each April 30, for the preceding calendar year, beginning on or about April 30, 2003, as provided under this Paragraph (c). For each calendar year, the annual adjustment will be the difference between (i) the amount of a recalculated hypothetical one-time SPP benefit transfer credit determined in the manner provided under Paragraph (b), above, and (ii) the aggregate amount of the previous SPP benefit transfer credits (and debits) to the Participant’s Deferral Account under this Sec. A-5 increased by earnings at a rate equal to the sum of the Stable Value Crediting Rate Alternative plus an annual two percent rate, from the crediting date through the determination date; provided that with respect to a Participant who is or has been an executive committee member, the earnings rate will be equal to the Stable Value

Crediting Rate during the period where the Participant did not receive the Enhancement on his or her Deferral Account. If the amount of the adjustment is positive, a credit will be made to the Participant’s Deferral Account; if the amount of the adjustment is negative, the Participant’s Deferral Account will be debited by such negative amount. The annual adjustment credit or debit will be made as of the determination date. Notwithstanding the foregoing, a Participant’s final annual adjustment will be made and credited as soon as administratively practicable following his or her Termination of Employment.

Sec. A-6. Other Plan Benefit Transfer Credit.

(a)  A former employee of the Company who has a benefit payable under an Other Plan and who, at the request of the Company, executes an Agreement, Consent and Release (the “Agreement”) waiving his or her rights to receive all or a portion of his or her benefit payable under the Other Plan, shall be treated as a Participant eligible to receive an Other Plan Benefit Transfer Credit as provided in Paragraph (b) below.

(b)  An eligible Participant shall receive a credit equal to the lump sum present value of all or a portion of the Participant’s accrued benefit under the Other Plan (the “Affected Benefit Amount”). The actuarial lump sum present value of the Affected Benefit Amount shall be determined by the Company in its sole and absolute discretion based on such factors and assumptions deemed appropriate by the Company and as otherwise specified in each Agreement. The credit to the Participant’s Deferral Account shall be made as of the date the Participant executes the Agreement releasing his or her claim to the Affected Benefit Amount.

(c)  Determination and payment of a Participant’s Other Plan Benefit Transfer Credit shall be subject to such other conditions, restrictions or modifications as determined by the Company in its sole and absolute discretion and reflected in the Agreement. Benefit payments will also be subject to the terms of the SMG EDCP.

Sec. A-7. Benefit Payments.

(a)  A Participant will be provided a one-time election as to the form and commencement of distribution of his or her Deferral Account attributable to the One-Time ESBP Benefit Transfer Credit and One-Time SPP Benefit Transfer Credit on account of a Termination of Employment after age 55 or due to an involuntary termination. The election shall be made before the date the amount is credited to the Participant’s Deferral Account and shall otherwise be consistent with the provisions of Sec. 4.5 of the Plan. Thereafter, the provisions of Secs. 4.5 and 4.7 will determine the method and commencement of benefit payments.

(b)  Payment of the Other Plan Benefit Transfer Credit and related earnings credits to the Participant shall commence as provided in the Agreement, but not later than the date the Affected Benefit Amount would have been paid, nor in amounts which are less than the payments the Participant was receiving or was eligible to receive under the Other Plan. Payments of a Participant’s Other Plan Benefit Transfer Credit and related earnings credits will be made in ten annual installments unless the Company and the Participant have, pursuant to the Agreement, provided for an accelerated form of payment, or as otherwise provided under the terms of the SMG EDCP.

Sec. A-8. Crediting Rate Alternative. Amounts credited to a Participant’s Deferral Account under this Supplement A will be subject to the Stable Value Crediting Rate Alternative until the Participant selects another Crediting Rate Alternative.”